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[Selfcare Letterhead]

                                December 31, 1996


All holders of 10% Promissory
Notes (the "Notes") of Selfcare, Inc.
dated March 30, 1995


Dear Noteholder:

     Selfcare, Inc. (the "Company") has agreed with holders of the Notes to revise the terms of the Notes, issue new warrants to the holders of the Notes, and replace the existing warrants with an agreement to issue the shares covered thereby by January 15, 2000 at the latest. As a result of these changes, the holders of the existing warrants will be able to postpone until such issuance the recognition of a significant amount of taxable income which otherwise might have to be reported on their 1996 tax returns.

     More specifically, the terms of the agreement are as follows:

     1. You and the Company hereby agree that, notwithstanding anything in the Notes or elsewhere to the contrary, the principal amount of your Notes is to be repaid in full within five (5) business days after January 15, 1998 (the "New Repayment Date"). You will continue to be entitled to continue to receive payments of interest on the principal amount of your Notes on the first business day of each calendar quarter for the immediately preceding quarter. On the New Repayment Date you also will receive an amount equal to the accrued but unpaid interest from January 1, 1998 through the New Repayment Date.

     2. You and the Company hereby agree that each warrant to purchase shares of the Company's common stock, par value $.00l per share (the "Common Stock"), which was issued to you in connection with the issuance of the Notes is hereby terminated and canceled as of the date hereof. In exchange therefor, the Company agrees that it will transfer to you, for no additional consideration, the number of shares to which your warrant currently applies (i.e., your proportionate part of the 1,142,635 shares of Common Stock for which all such warrants could be exercised if they all were exercisable today) on the earlier of (i) January 15, 2000 or (ii) the date on which a Change in Control (as defined in Section 6) occurs. The Company will pay any transfer taxes due with respect to such transfer and will appropriately adjust the number of shares to be transferred in the event a stock dividend, stock split or



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reverse stock split with respect to the Common Stock occurs between the date hereof and the transfer of such shares.

     3. In consideration for your agreement to the terms of this letter, the Company will issue to you new warrants (the "New Warrants") to purchase shares of the Company's Common Stock in substantially the form attached hereto as EXHIBIT A. The number of New Warrants that you will receive by accepting this letter agreement will equal your Proportionate Share (as hereinafter defined) of warrants to purchase an aggregate of 54,545 shares of the Company's Common Stock. The term "Proportionate Share" shall mean that portion of warrants to purchase an aggregate of 54,545 shares of the Company's Common Stock multiplied by a fraction, the numerator of which is the principal amount of your Notes and the denominator of which is $3 million. The initial exercise price per share of Common Stock in the New Warrants will be $12.875 (the "Exercise Price").

     4. As further consideration for your agreement to the terms of this letter agreement, if your Notes are outstanding as of June 30, 1997 and the Company has not sold shares of Common Stock after the date hereof and on or before June 30, 1997 pursuant to a registration statement on Form SB-2 (or a similar form), then the Company will issue to you by July 15, 1997, additional warrants, dated June 30, 1997 (the "Secondary Warrants"), to purchase shares of the Company's Common Stock in substantially the form attached hereto as EXHIBIT A. The number of Secondary Warrants that you will receive will equal your Proportionate Share of warrants to purchase an aggregate of 27,273 shares of the Company's Common Stock. The initial exercise price per share of Common Stock underlying the Secondary Warrants shall equal the Exercise Price. The aggregate number of shares of 27,273 and the Exercise Price will be appropriately adjusted to reflect any adjustments which would have been made if the Secondary Warrants had instead been issued on December 31, 1996.

     5. You hereby agree that you will not transfer or assign any rights contained herein without the prior written consent of the Company. You also hereby acknowledge and agree that neither you nor any of your employees, agents or advisors will disclose any information contained herein in any manner whatsoever.

     6. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any one of the following events:

          (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an


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     election of the Company's Board of Directors ("Voting Securities") or (B)
     the then outstanding shares of Common Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

          (ii) persons who, as of December 31, 1996, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

          (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company or any subsidiary thereof where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 80% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
     (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Common Stock beneficially owned by any person in excess of 50% or more of the shares of Common Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; PROVIDED, HOWEVER, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction) and then beneficially owns in excess of either 50% of the Common Stock then outstanding or of 50% or more of such combined voting power, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

     7. This Agreement supersedes and replaces all other agreements with respect to the exchange or conversion of your Note or any change in the date of payment thereof.

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     Please confirm your agreement to the above terms by signing and returning the enclosed extra copy of this letter to the Company at 200 Prospect Street, Waltham, Massachusetts 02109 as promptly as possible and in any event by January 15, 1997.


                                        SELFCARE, INC.




                                        By:  /s/ Kenneth D. Legg

                                           -------------------------------
                                            Kenneth D. Legg, Ph.D.
                                            Secretary and Vice President,
                                                U.S. Operations

ACCEPTED AND AGREED TO:



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